UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 19, 2008

DRUGSTORE.COM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26137	04-3416255
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

411 108th Ave. NE, Suite 1400, Bellevue, Washington 98004

(Address of Principal Executive Offices, Including Zip Code)

(425) 372-3200

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 19, 2008, drugstore.com, inc. (the “Company”) was informed of the decision by the Tax Court of New Jersey against the Company in the case of drugstore.com, inc. vs. Director, Division of Taxation (the “NJ Tax Case”). The NJ Tax Case represented an appeal by the Company of an assessment made by the New Jersey Division of Taxation (the “Division”) for $221,626 in tax, plus penalties in the amount of $11,081 and interest. The Division alleged that the Company failed to collect and remit sales taxes to the Division on taxable sales made in New Jersey for the years 2000 and 2001. The Company did not believe that it was required to collect sales taxes on sales made to customers in New Jersey based on applicable law. In its decision, the Tax Court of New Jersey ruled otherwise.

Pursuant to the decision, the Company will record a pre-tax charge of $2.5 million or $0.03 per share for the fiscal year ended December 30, 2007, increasing our net loss to $11.511 million and net loss per share to $0.12 from the previously reported net loss of $9.011 million and net loss per share of $0.09 for the fiscal year ended December 30, 2007, as previously reported by the Company on February 6, 2008. The pre-tax charge is the Company’s best estimate of the New Jersey tax liability for the 2000 and 2001 assessment that gave rise to the NJ Tax Case, as well as for all subsequent years through 2007.

The Company will appeal the Tax Court’s decision in the NJ Tax Case and is considering its other legal options. In the meantime, the Company intends to begin collecting and remitting sales taxes on taxable New Jersey sales.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRUGSTORE.COM, INC. (Registrant)

By:	/s/ DAWN G. LEPORE
Dawn G. Lepore
President, Chief Executive Officer and Chairman of the Board

Date: February 21, 2008